Exhibit 99.1


          First Oak Brook Bancshares, Inc. Announces Record
               First Quarter Earnings, Assets, & Equity

    OAK BROOK, Ill.--(BUSINESS WIRE)--April 20, 2004--FIRST OAK BROOK BANCSHARES, INC., (NASDAQ:FOBB):

    2004 First Quarter Earnings

    (Unaudited)

    FIRST OAK BROOK BANCSHARES, INC., (NASDAQ:FOBB) announced first quarter earnings of $4.765 million, up from $4.546 million for the first quarter of 2003. This represents record quarter earnings, second only to the 1997 second quarter when the Company posted a one-time gain on the sale of its credit card portfolio. Diluted earnings per share rose 4% to $.48 for the first quarter of 2004, compared to diluted earnings per share of $.46 for the first quarter of 2003.

    Earnings for the first quarter 2004 resulted in an annualized return on average shareholders' equity (ROE) of 15.42% in 2004 compared to 16.13% in 2003 and an annualized return on average assets
(ROA) of 1.04% in 2004 compared to 1.17% in 2003.

    Richard M. Rieser, Jr., Company President said, "I am especially pleased to report that loan growth accelerated nicely, reaching a record of $963 million compared to $916 million at year end 2003."

    Net interest income was $13.118 million for the first quarter of 2004 as compared to $12.477 million in 2003. The increased net interest income resulted from an 18% increase in average earning assets offset by a 42 basis point decrease in the net interest margin to 3.08%. The growth in average earning assets included an increase in average investment securities of $254.9 million and an increase in average loans of $24.4 million. Margin compression in the first quarter of 2004 was primarily the result of the low interest rate environment and lower loan fees than those received in the first quarter of 2003.

    The provision for loan losses decreased to $250,000 for the first quarter of 2004 compared to $750,000 for the first quarter of 2003 due primarily to a decrease in Management Watch List loans.

    Other income, excluding investment securities gains, fell 6%, primarily as a result of the following:

    -- Service charges on deposit accounts - down $420,000, primarily due to the loss of one significant customer whose contract expired June 30, 2003.

    --  Gains on mortgages sold, net of fees and costs - down
        $243,000, due to the Company selling a smaller percentage of mortgage originations and an overall market slow down.

    -- Investment management and trust fees - up $158,000 primarily from increases in discretionary assets under management which rose to $672.4 million, up from $503.2 at March 31, 2003.

    -- Merchant credit card processing - up $83,000 due to increased volume.

    --  Covered call option income - up $68,000.

    Other expenses rose 7% in the first quarter 2004 primarily as a result of the following:

    -- Salaries and employee benefits - up $378,000 due to higher compensation costs and increased costs of employee benefits.

    -- Occupancy and equipment - up $268,000 due to the opening of the Graue Mill branch in May 2003 , the St. Charles branch in October 2003, and Bank expansion into previously leased space at the Company's Oak Brook headquarters.

    -- Merchant credit card interchange expense - up $117,000 due to increased rates and higher volumes.

    --  Advertising and business development - up $67,000.

    -- Professional fees - down $208,000 due to the reimbursement of legal fees related to a fully recovered problem credit and less legal activity involving the property in Other Real
        Estate Owned.

    Record Assets and Equity at March 31, 2004

    Total assets reached a record high of $1.926 billion at March 31, 2004, up 4% from $1.848 billion at December 31, 2003.

    Shareholders' equity also reached a record high of $130.7 million at March 31, 2004, up 8%, from $120.9 million at December 31, 2003. Book value per share increased to $13.09, up 8% from $12.12 at December 31, 2003.

    The Company's and Oak Brook Bank's capital ratios met the "well capitalized" criteria of the Federal Reserve and FDIC, respectively. "Well-capitalized" status reduces Fed regulatory burdens and helps lessen FDIC insurance assessments.

    The Company has approximately 149,000 shares remaining in the previously approved Stock Repurchase Program and repurchases will be made in the open market or through negotiated transactions from time to time depending on market conditions. The repurchased stock is held as treasury stock and used for general corporate purposes.

    Asset Quality

    (Unaudited)

    Nonperforming loans were $474,000 at March 31, 2004, a decrease from $542,000 at December 31, 2003.

    Net charge-offs for the first quarter of 2004 totaled $88,000 compared to net recoveries of $407,000 in 2003. In 2004, gross charge-offs of $157,000 and gross recoveries of $69,000 relate primarily to the Company's indirect vehicle portfolio. In 2003, gross recoveries of $533,000 relate primarily to the settlement of the construction loan on an unfinished hotel that had been on nonaccrual status while the remainder of recoveries and the majority of charge-offs were in the indirect vehicle portfolio.

    As of March 31, 2004, the Company's allowance for losses was $8.5 million, or .89% of loans outstanding, compared to $8.4 million, or ..91% of loans outstanding at December 31, 2003.

    At March 31, 2004, nonperforming assets totaled $13.493 million. Nonperforming assets include Other Real Estate Owned ($12.895 million), nonperforming loans ($474,000), and repossessed vehicles held for sale ($124,000).

    Other Real Estate Owned consists of a 24 unit luxury condominium project in Chicago. The property was completed within budget during the first quarter of 2004. To date, the Company has sold 12 of the 24 units and 29 of the 53 parking spaces. Of these, 8 units and 23 parking spaces are closed and occupied, and 4 units and 6 parking spaces are under contract. Based on scheduled closings, the Company expects to receive approximately $1.9 million on contracted sales during the second quarter. The property is recorded at its estimated net realizable value of $12.895 million; there is approximately $2.0 million of costs yet to be paid.

    Growing Branch Network

    The Company's banking subsidiary is Oak Brook Bank. In March, the Bank announced plans to construct its 18th office at the southwest corner of Lyman Avenue and 75th Street in Darien, Illinois. The Bank acquired the 1.02 acre site on March 30, 2004. The Bank's parcel is part of a larger 11.7 acre planned unit development (PUD) being developed by ORIX Bradford Darien Venture. The ORIX Venture expects to turn over a fully developed site to the Bank in mid-summer 2004, and the Bank expects to complete its Darien branch in mid 2005.

    The Bank currently operates seventeen banking offices, fifteen in the western suburbs of Chicago, one in the northern suburbs of Chicago, and one at Huron and Dearborn Streets in downtown Chicago, in addition to an Internet branch at www.obb.com.

    Shareholder Information

    The Company's Common Stock trades on the Nasdaq Stock Market(R) under the symbol FOBB. FOBB remained on the Russell 2000(R) Index effective July 1, 2003 for a term of one year.

    Twenty-one firms make a market in the Company's Common stock. The following five firms also provide research coverage: Howe Barnes Investments, Inc.; Keefe, Bruyette & Woods, Inc.; Sandler, O'Neill & Partners; Stifel Nicolaus & Co.; and FTN Financial Securities Corp.

    At our Web site www.firstoakbrook.com you will find shareholder information including this press release and electronic mail boxes. You will also have the option of directly linking to additional financial information filed with the SEC.

    A condensed balance sheet, income statement and selected financial data are enclosed.

    Forward-Looking Statements

    This release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and this statement is included for purposes of invoking these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations, can generally be identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ materially from the results projected in forward-looking statements due to various factors. These risks and uncertainties include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; a deterioration of general economic conditions in the Company's market areas; legislative or regulatory changes; adverse developments in our loan or investment portfolios; the assessment of the provision and reserve for loan losses; developments pertaining to the apparent loan fraud and condominium project at 60 W. Erie, Chicago, including the strength of the Chicago luxury condominium for sale market; significant increases in competition or changes in depositor preferences or loan demand, difficulties in identifying attractive branch sites or other expansion opportunities, or unanticipated delays in construction buildout; difficulties in attracting and retaining qualified personnel; and possible dilutive effect of potential acquisitions or expansion. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We undertake no obligation to update publicly any of these statements in light of future events except as may be required in subsequent periodic reports filed with the Securities and Exchange Commission.


FIRST OAK BROOK BANCSHARES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS

                               (Unaudited)                 (Unaudited)
                                March 31,   December 31,    March 31,
                                  2004          2003          2003
                               ---------------------------------------
                                       (Dollars in thousands)
Assets
  Cash and due from banks      $   37,919    $   46,308    $   47,768
  Fed funds sold and
   interest-bearing
   deposits with banks             87,407        20,008       115,007
  Investment securities           755,105       783,471       518,740
  Loans:
    Commercial loans              123,206       128,849       136,530
    Construction loans             61,195        40,493        69,319
    Commercial mortgage loans     243,238       234,967       228,196
    Residential mortgage loans    107,367       101,133        92,066
    Home equity loans             139,883       139,926       127,214
    Indirect vehicle loans        280,138       262,823       233,280
    Other consumer loans            7,863         7,487         9,337
                               -----------   -----------   -----------
  Total loans, net of unearned
   income                         962,890       915,678       895,942
  Allowance for loan losses        (8,531)       (8,369)       (8,508)
                               -----------   -----------   -----------
  Net loans                       954,359       907,309       887,434
  Other Real Estate Owned, net
   of valuation reserve            12,895        16,130        11,590
  Bank owned life insurance        21,224        21,011        15,378
  Other assets                     57,233        53,578        47,035
                               -----------   -----------   -----------
Total assets                   $1,926,142    $1,847,815    $1,642,952
                               ===========   ===========   ===========

Liabilities
  Noninterest-bearing demand
   deposits                    $  266,642    $  250,101    $  230,315
  Interest-bearing deposits     1,301,110     1,208,401     1,081,681
                               -----------   -----------   -----------
  Total deposits                1,567,752     1,458,502     1,311,996
  Short-term borrowings            29,644        69,910        80,173
  FHLB borrowings                 155,500       161,500       101,000
  Junior subordinated notes
   issued to capital trusts (1)    23,713             -             -
  Trust Preferred Capital
   Securities                           -        23,000        18,000
  Other liabilities                18,843        14,011        16,736
                               -----------   -----------   -----------
Total liabilities               1,795,452     1,726,923     1,527,905
Shareholders' equity              130,690       120,892       115,047
                               -----------   -----------   -----------
Total liabilities and
 shareholders' equity          $1,926,142    $1,847,815    $1,642,952
                               ===========   ===========   ===========

(1) The Company deconsolidated three statutory trust subsidiaries upon adoption of FASB Interpretation No. 46R "Consolidation of Variable Interest Entities." As a result, at March 31, 2004 the Company reported $23.713 million in junior subordinated notes issued to capital trusts in lieu of the $23.0 million of trust preferred capital securities previously disclosed. The increase in reported liabilities of $713,000 equals the Company's equity in the unconsolidated subsidiaries which is included in other assets.



FIRST OAK BROOK BANCSHARES INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                  Three months ended
                                       March 31,                %
                                  2004          2003          Change
                               ---------------------------------------
                              (Dollars in thousands except share data)
Interest income:
  Loans                           $11,696       $13,842        (16)
  Investment securities             8,596         6,280         37
  Other                                80           162        (51)
                                ---------       -------
Total interest income              20,372        20,284          -
Interest expense:
  Deposits                          5,519         5,924         (7)
  Short term borrowings               154           265        (42)
  FHLB borrowings                   1,214         1,309         (7)
  Junior subordinated notes
   issued to capital trusts           367             -          -
  Trust Preferred Capital
   Securities                           -           309          -
                                ---------      --------
Total interest expense              7,254         7,807         (7)
                                ---------      --------
  Net interest income              13,118        12,477          5
Provision for loan losses             250           750        (67)
                                ---------      --------
  Net interest income after
   provision for loan losses       12,868        11,727         10
Other income:
  Service charges on deposit
   accounts                         1,504         1,924        (22)
  Investment management and
   trust fees                         639           481         33
  Merchant credit card
   processing fees                  1,331         1,248          7
  Gain on mortgages sold, net
   of fees and costs                   17           260        (93)
  Bank Owned Life Insurance           213           194         10
  Covered call options                343           275         25
  Other operating income              352           310         14
  Investment securities gains,
   net                                167            31        439
                                ---------      --------
Total other income                  4,566         4,723         (3)
Other expenses:
  Salaries and employee benefits    6,091         5,713          7
  Occupancy and equipment           1,375         1,093         26
  Data processing                     438           452         (3)
  Professional fees                   154           362        (57)
  Postage, stationery, and
   supplies                           237           264        (10)
  Advertising and business
   development                        513           446         15
  Merchant credit card
   interchange expense              1,060           943         12
  Other operating expense             535           449         19
                                 --------      --------
Total other expenses               10,403         9,722          7
                                 --------      --------
  Income before income taxes        7,031         6,728          5
  Income tax expense                2,266         2,182          4
                                 --------      --------
Net income                        $ 4,765       $ 4,546          5
                                 ========      ========

Diluted earnings per share        $   .48       $   .46          4
                                 ========      ========



FIRST OAK BROOK BANCSHARES, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL DATA (UNAUDITED)

                                  Three months ended
                                       March 31,                %
                                  2004          2003          Change
                               ---------------------------------------
                              (Dollars in thousands except share data)

AVERAGE BALANCES:
  Loans, net of unearned
   income                      $  929,308    $  904,945          3
  Investment securities           767,263       512,356         50
  Earning assets                1,729,215     1,471,303         18
  Total assets                  1,851,070     1,572,585         18
  Demand deposits                 253,364       220,802         15
  Total deposits                1,469,501     1,240,270         18
  Shareholders' equity            124,263       114,275          9

COMMON STOCK DATA (1)
  Earnings per share:
    Basic                      $      .49    $      .48          2
    Diluted                           .48           .46          4
  Weighted average shares
   outstanding:
    Basic                       9,714,537     9,550,610          2
    Diluted                     9,988,562     9,785,147          2
  Cash dividends paid per
   share                       $      .14    $     .095         47
  Market price at period end   $    30.51    $    20.26         51
  Book value per share         $    13.09    $    11.73         12
  Price to book ratio               2.33x         1.73x         35
  Price to earnings ratio (2)      16.14x        17.88x        (10)
  Period end shares outstanding 9,691,019     9,558,393          1

FINANCIAL RATIOS
  Return on average assets (3)      1.04%         1.17%        (11)
  Return on average
   shareholders' equity (3)        15.42%        16.13%         (4)
  Overhead ratio (3)                1.36%         1.38%         (1)
  Efficiency ratio (3)             58.83%        56.52%          4
  Net interest margin on
   average earning assets (3, 4)    3.08%         3.50%        (12)
  Net interest spread (3, 4)        2.77%         3.06%         (9)
  Dividend payout ratio            32.60%        22.34%         46


(1) Common Stock data has been restated to reflect the three-for-two stock split distributed in August 2003.

(2) Calculated using the end of period market price dividend by the last twelve months diluted earnings per share.

(3) Quarterly numbers are annualized.

(4) On a fully tax equivalent basis.



FIRST OAK BROOK BANCSHARES, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL DATA (UNAUDITED)


                                    March 31,  December 31,  March 31,
                                      2004         2003        2003
                                    ----------------------------------
                                          (Dollars in Thousands)
CAPITAL RATIOS
                      (minimum for
                   "well capitalized")
Company Consolidated:
  Tier 1 capital ratio      6%        12.14%      12.52%       11.59%
  Total risk-based
   capital ratio           10%        12.85%      13.26%       12.37%
  Capital leverage ratio    5%         7.86%       8.11%        8.02%

Oak Brook Bank:
  Tier 1 capital ratio      6%        11.17%      11.52%       10.88%
  Total risk-based
   capital ratio           10%        11.89%      12.26%       11.67%
  Capital leverage ratio    5%         7.22%       7.44%        7.52%

ASSET QUALITY RATIOS
Nonperforming loans                  $   474     $   542      $   682
Nonperforming assets
 (includes nonperforming loans)       13,493      16,778       12,522
Nonperforming loans to total loans      .05%        .06%         .08%
Nonperforming assets to total assets    .70%        .91%         .76%
Net charge-offs (recoveries) to
 average loans                          .04%        .07%       (.18)%
Allowance for loan losses to
 total loans                            .89%        .91%         .95%
Allowance for loan losses to
 nonperforming loans                  18.00x      15.44x       12.48x

ROLLFORWARD OF ALLOWANCE FOR LOAN LOSSES

Balance at January 1                 $ 8,369                    7,351
Charge-offs during the period:
  Home equity                            (15)                       -
  Indirect vehicle loans                (138)                    (120)
  Consumer loans                          (4)                      (6)
                                     --------                 --------
    Total charge-offs                   (157)                    (126)
Recoveries during the period:
  Construction loans                      15                      492
  Indirect vehicle loans                  47                       34
  Consumer loans                           7                        7
                                     --------                 --------
    Total recoveries                      69                      533
                                     --------                 --------
Net (charge-offs) recoveries
 during the period                       (88)                     407
Provision for loan losses                250                      750
                                     --------                 --------

Allowance for loan losses at
 March 31                            $ 8,531                  $ 8,508
                                     ========                 ========



FIRST OAK BROOK BANCSHARES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED QUARTERLY STATEMENT OF INCOME (UNAUDITED)



                      2004                      2003
                     -------   ---------------------------------------
                      First     Fourth     Third    Second     First
                     Quarter    Quarter   Quarter   Quarter   Quarter
                     -------    -------   -------   -------   -------
                                        (Dollars in thousands)

Interest income      $20,372    $19,937   $19,635   $20,079   $20,284
Interest expense       7,254      7,020     6,582     7,295     7,807
                     -------    -------   -------   -------   -------

Net interest income  $13,118    $12,917   $13,053   $12,784   $12,477
Provision for loan
 losses                  250        250       350       250       750
Other income           4,566      4,157     4,422     5,133     4,723
Other expense         10,403     10,346    10,534    10,901     9,722
                     -------    -------   -------   -------   -------

Income before
 income taxes        $ 7,031    $ 6,478   $ 6,591   $ 6,766   $ 6,728
Income tax expense     2,266      1,809     1,955     2,182     2,182
                     -------    -------   -------   -------   -------

Net income           $ 4,765    $ 4,669   $ 4,636   $ 4,584   $ 4,546
                     =======    =======   =======   =======   =======

Diluted earnings
 per share (1)       $   .48    $   .47   $   .47   $   .47   $   .46
                     =======    =======   =======   =======   =======


(1) Earnings per share have been restated to reflect the three-for-two stock split distributed in August 2003.


    CONTACT: First Oak Brook Bancshares, Inc.
             Rosemarie Bouman, 630-571-1050 ext. 258
             rbouman@obb.com